DISTRIBUTION AND SERVICE AGREEMENT

This Distribution and Service Agreement ("Agreement") is made and entered into between Ad-Star Services Inc., a New York Corporation ("Ad-Star") with offices at 4553 Glencoe Avenue, Suite 325, Marina del Rey, CA 90292 and AdOne Classified Network, Inc., a Delaware Corporation (the "Company"), with offices at 361 Broadway, Suite 100, New York, NY 10013 as of November 19, 1998 ("Effective Date").



NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, AD-STAR and the Company agree as follows:

1) Purpose: Company owns and operates the AdOne Classified Network, a system for collecting, displaying, distributing, redistributing and publishing classified advertisements on the Internet for itself and its affiliates ("Affiliates"), with a central Web site currently located at www.classifiedwarehouse.com ("Classified Warehouse"). Ad-Star provides an Internet based marketplace for the buying and selling of classified advertising ("Ad-StarNet") for its media and advertisers clients (collectively "Clients"). The parties wish to incorporate Ad-StarNet into Company's Web site for the purpose of allowing Affiliates' users to place ads through Ad-StarNet and to make Affiliate's publications capable of taking these advertisements through Ad-StarNet.


2)   Responsibilities of the Parties:

         The responsibilities of the parties are detailed in Attachment A.

3)   General:

         3.1 This Agreement covers business dealings for North America only. As such it includes all business relationships referred to in this Agreement, for Company and its Affiliates doing business in North America.

         3.2 Each party shall be solely responsible for supplying and managing its own Web site at its own expense and neither party shall have any obligation or liability whatsoever with respect to the Web site of the other. Each party shall manage, review, delete, edit, create, update and otherwise manage all content and services available on or through its respective Web site. Notwithstanding the above, responsibilities of each party detailed in Attachment A cannot be deleted or substantively edited without the mutual consent of the other party

         3.3 Each party shall promptly inform the other of (a) any information related to its Web site that could reasonably be anticipated to lead to a claim, demand, or liability of or against the other party by any third party, (b) any changes to its Web site which would substantially change the content in any area to which the other party has linked, and (c) any changes in its Web site which would substantially change the page(s) in which links to the other party appear.

         3.4 Ad-Star grants to the Company during the term of this Agreement a non-exclusive, royalty-free, world-wide right and license to use its trade names, trademarks, service names and service marks ("Ad-Star Marks") in the co-branded pages referred to in Attachment A hereto (the " Co-branded pages"), and in connection with the distribution, marketing and promotion of Ad-StarNet and the Co-branded pages, subject to the following conditions: (a) the Company shall comply with all guidelines that Ad-Star may provide from time to time; (b) the look and feel, the use of all logos, the design, and the overall quality of the Co-branded pages shall be subject to Ad-Star's approval; (c) any use of the Ad-Star Marks shall inure to the benefit of Ad-Star; and (d) the Company shall submit to Ad-Star for its prior approval, not to be unreasonably withheld, all advertising, promotional and other material bearing any Ad-Star Marks.



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         3.5      The Company grants to Ad-Star during the term of this
                  Agreement a non-exclusive, royalty-free, world-wide right and license to use its trade names, trademarks, service names and service marks ("Company Marks") in Ad-StarNet and in connection with the distribution, marketing and promotion of the Ad-StarNet and the Co-branded pages, subject to the following conditions: (a) Ad-Star shall comply with all guidelines that the Company may provide from time to time; (b) any use of the Company Marks shall inure to the benefit of the Company; and (c) Ad-Star shall submit to Company for its prior approval, not to be unreasonably withheld, all advertising, promotional and other material bearing any Company Marks.

         3.6 The look and feel of both parties logos and brands as used by the other party, along with the overall quality of the Co-branded pages must meet with the mutual approval of both parties, not to be unreasonably withheld.

         3.7 Nothing in this Agreement shall be deemed to grant to the Company any ownership interest in the Ad-Star Marks or to Ad-Star any ownership interest in the Company Marks. Further, neither Company nor Ad-Star is granted any ownership interest in the marks of their respective Affiliates and Clients

         3.8 The "Ad-Star ad taking services," as it is referred to in this Agreement and accompanying Attachments, includes all services enabled by Ad-Star, including but not limited to its logos, marks, code and design elements incorporated into the Co-branded pages, and in whole the Ad-Star's central Web site and other sites which Ad-Star enables for the buying and selling of advertisements into and from Affiliates, Clients and affiliates of other Ad-Star Clients. Not withstanding the above, certain added value applications of the Ad-Star ad taking services, beyond those expressly provided for in this Agreement, may be excluded by Ad-Star from this Agreement, or negotiated separately.

4) Promotional Efforts: Each party will submit to the other party, for its prior written approval, which shall not be unreasonably withheld or delayed, all press releases, and marketing, advertising, and other promotional materials that refer to the other party and/or its trade names, trademarks, service names and service marks (the "Materials"). Copy substantially similar to that already approved shall be deemed approved.

5) Fees, Share of Advertising Revenue and Payment: Ad-Star will pay Company and its Affiliates advertising revenues earned and actually received, less applicable fees, in a calendar month within thirty (30) days of the end of that calendar month. Each party will provide the other party with a monthly report with all information necessary to show the basis on which advertising revenues and fee payments are calculated in accordance with this Agreement. Each party will have the right, at its own expense, to inspect and audit the accounting books and records of the other party that are specifically relevant to the determination of fees and payments due under this Agreement. In the event such inspection and audit shows a discrepancy in payments in the recipient party's disfavor of five percent (5%) or more, then the other party shall promptly reimburse the recipient party for the costs and expense of such inspection and audit and pay the amount of any underpayment. Ad-Star applicable fees which will be deducted from advertising revenues include:

         a) The Ad-Star transaction fee, which includes Company's share of such fee, which is defined in Attachment A;

         b) The merchant processing fees (note that these fees for credit cards are estimated in the range of 2.5% to 3.5% of the total charge plus a per transaction fee of $.80; ACH is estimated to be $1.25 per transaction and $2 for ACH refunds and $10 for each return item);

         c) a reserve for credit card charge backs of three percent (3%) of the total advertising revenues for a rolling twelve (12) months. This reserve will serve to reduce fluctuations in monthly payments and may be adjusted from time to time with written notice to more accurately reflect the actual charge back experience. Sole liability for chargebacks will remain with the Affiliate and/or Client who is the primary publisher of the advertising, where the primary publisher is defined as the publisher receiving payment for the advertising, excluding transaction fees.



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
6) Non-Exclusivity: Both parties agree and acknowledge that nothing in this Agreement shall be deemed or construed to provide the other with any manner of exclusivity.

7) Timing: Both parties will use reasonable commercial efforts to work on their respective responsibilities as identified in this Agreement and attachment A, towards a January 15, 1999 beta release of the ad taking functionality through the Co-branded pages and Ad-Star's own site. Subsequently, both parties will work towards a fully functional live production date of February 1, 1999. The live production on February 1, 1999 will included a minimum of ten (10) Company Affiliates, or up to a maximum of twenty (20) Company Affiliates. The actual number of Company Affiliates and any change to these minimum and maximum requirements will be based on mutual consent of the parties. Company will be Ad-Star's first network Client to be mutually announced if Company is first network Client Agreement signed by the Effective Date. In addition, Company will be the first network Client of Ad-Star to launch if Company provides all needed information and performs its requirements as identified in this Agreement and Attachments.

8) Assignability: This Agreement shall not be assigned, sublicensed or transferred by either party, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. An acquisition, merger or other change of control of either the Company or Ad-Star shall not be deemed an assignment.

9) Confidentiality: Each party acknowledges and agrees that any and all information relating to the other party's business and not publicly known including, without limitation, the contents of this Agreement, technical processes and formulas, source codes, trade secrets, names, addresses and information about users and advertisers, product designs, sales, costs and other unpublished financial information, product plans, and marketing data is confidential and proprietary information. Each party agrees that it will not use or disclose any confidential or proprietary information for any purpose other than in connection with the performance of and obligations under the terms and conditions of this Agreement or as required by a court of competent jurisdiction.

10)  Representations and Warranties, Disclaimers, and Advertising Acceptability:
     Each party represents and warrants to the other that (a) its Web site is a functional Internet site accessible to subscribers and users of the Internet; (b) it has the right and authority to enter into and perform all obligations under this Agreement; and (c) its execution and performance of this Agreement does not and will not violate any agreement to which such party is bound. In the event of an error, delay, defect, breakdown or failure of either party's Web site, that party's obligation shall be limited to using its reasonable efforts to restore its Web site to operation as soon as feasible.

     The Company does not review or exercise control over the advertisements, and, consequently, all advertisements on the Company's Web site or coming through the Co-branded pages are provided AS IS, and the Company expressly disclaims any responsibility for the accuracy, quality or nature of such advertisements.

     The Company further represents and warrants to Ad-Star that the Company's Web site does not and will not contain any content or material, (excluding advertisements) that infringes any proprietary right of any third party, including, without limitation, any copyright, trademark, patent or trade secret, or that violates any law or governmental regulation.

     Ad-Star does not obtain the advertisements which are bought and sold through Ad-StarNet, nor does it review or exercise control over such advertisements, and, consequently, all advertisements coming through Ad-StarNet are provided AS IS, and Ad-Star expressly disclaims any responsibility for the accuracy, quality or nature of such advertisements.

     Ad-Star further represents and warrants to Company that Ad-Star's Web site does not and will not contain any content or material, (excluding advertisements) that infringes any proprietary right of any third party, including, without limitation, any copyright, trademark, patent or trade secret, or that violates any law or governmental regulation.



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     The Company and Ad-Star reserve the right to refuse to publish any advertisement, including, without limitation, any advertisement that: would or might violate any law or governmental regulation; would or might violate or infringe any right of any third party; it determines is inappropriate or might subject it to liability or adverse publicity; or is otherwise injurious to its interests; provided that, neither party shall be responsible for, or be obligated to review, any content, advertisement, or other material on the other's Web site. Notwithstanding the foregoing, the stated circumstances shall not absolve Ad-Star of the obligation, as identified in this Agreement, to process and transmit all successfully transacted advertisements placed through the Ad-Star ad taking service for Company and/or its Affiliates to Company and/or its Affiliates.

     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING ANY MATTER SUBJECT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

11) Indemnity: Each party will defend, indemnify, save and hold harmless the other party, Ad-Star's clients and Company Affiliates, and their officers, directors, agents and employees, from any and all third-party claims, demands, liabilities, costs or expenses, including, without limitation, reasonable attorneys' fees ("Liabilities"), resulting from the indemnifying party's breach of any representation or warranty contained in this Agreement. Each party agrees to (a) promptly notify the other party in writing of any indemnifiable claim or demand and (b) give the other party the opportunity to defend or negotiate a settlement of any such claim or demand at such other party's expense and cooperate fully with the other party, at that other party's expense, in defending or settling such claim or demand. The indemnifying party will not settle a claim or demand for the indemnified party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. Each party reserves the right, at its own expense, to participate in the defense of any matter otherwise subject to indemnification by the other party.

12) Limitation of Liability: In no event will either party be liable to the other party for consequential, incidental, special, punitive, exemplary, or indirect damages, including, but not limited to, loss of profits or sales or loss of or damage to data, regardless of the form of action, whether in contract, tort, breach of warranty or otherwise, even if a party has been advised of the possibility thereof. Moreover, except for the indemnification obligations and charge back allowance and liability described above, in no event shall the maximum liability of either party arising out of or relating to the transaction which is the subject matter of this Agreement, regardless of cause, exceed the amounts payable by either party to the other under this Agreement.

13) Term and Termination: The initial term of this Agreement will be for the period of three (3) years from the Effective Date and will automatically renew for successive one year periods unless terminated by either party. Either party may terminate this Agreement after the initial term for any reason on sixty (60) days' prior written notice. Notwithstanding the foregoing, either party may terminate this Agreement with immediate effect if the other party is in breach of a material obligation hereunder and fails to cure such breach within thirty (30) days of notice from the non-breaching party or fails to promptly after notice from the non-breaching party begin to cure such breach and diligently pursue its cure if such breach is curable but is not capable of being cured within thirty (30) days of notice from the non-breaching party. Upon termination, each party shall promptly return to the other all of the confidential information (as defined above) of the other party in its possession or control. Sections 5, 8, 9, 10, 11, 13 and 14 shall survive termination or expiration.

14) General Provisions:

         14.1 Amendment: No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by both parties.

         14.2 Entire Agreement: This Agreement sets forth the entire agreement and supersedes any prior agreements, written or oral, of the parties with respect to the transactions set forth herein.



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
         14.3 Construction: In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with the applicable law, and the remainder of this Agreement shall remain in full force and effect. There shall be no presumption for or against either party as a result of such party being the principal drafter of this Agreement.

         14.4 Independent Contractors: The parties to this Agreement are independent contractors. Neither party is an agent, representative, or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for, or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such a relationship upon either party.

         14.5 Governing Law: This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

         14.6 Arbitration: A. In the event of any disagreement, controversy or dispute regarding performance under or interpretation of this Agreement, the parties agree to attempt to reach a negotiated resolution. If such disagreement, controversy or dispute remains unresolved for a period of thirty (30) days after one party has provided written notice of the disagreement, controversy or dispute to the other, then each party shall designate an officer to meet to endeavor to resolve the disagreement, controversy or dispute. Arbitration in accordance with this section may not be commenced by either party until said officers determine in good faith that a negotiated resolution is unlikely, or the passage of thirty (30) days from their first meeting, whichever occurs later (the "Negotiation Termination Date").

         Upon the Negotiation Termination Date, if a negotiated resolution has not been reached, the disagreement, controversy or dispute shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in New York County, NY by three arbitrators. One arbitrator shall be selected by Ad-Star, one arbitrator shall be selected by Company and the third arbitrator shall be selected by the American Arbitration Association and shall be subject to approval by both Ad-Star and Company.

         Ad-Star and Company intend that this provision for settling disputes be irrevocable.

         14.7 Attorney's Fees: In any action or proceeding to enforce any of the terms or provisions of this Agreement or on account of the breach hereof, the party prevailing shall be entitled to recover all its expenses, including, without limitation, reasonable attorney's fees from the other party.

         14.8 Notice: Any notices herein shall be given to the appropriate party at the address specified above or at such address as the party shall specify in writing. Notice shall be deemed given: upon personal delivery; if sent by fax, upon confirmation of receipt; or if sent by certified or registered mail, postage prepaid, upon receipt.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOR COMPANY:                                         FOR AD-STAR:
AdOne Classified Network, Inc.                       Ad-Star Services, Inc.

By:                                                  By:
Name: /s/ Brendan Burns                              Name: /s/ Adam Leff
     _________________________                            _____________________

Title: VP & GM                                              COO & VP
      _________________________                      Title:_____________________


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ATTACHMENT A - RESPONSIBILITIES OF THE PARTIES


General Provisions:

a) Ad-Star and Company agree to use reasonable commercial efforts to comply with and fulfill the technical requirements in Attachment D to which this Attachment A is attached, and which is incorporated into this Agreement in full. Technical requirements in Attachment D apply to Company Affiliates except for Pre-existing Ad-Star Clients, as defined below.

b) Ad-Star and Company agree that all Co-branded pages that incorporate Ad-Star's ad taking services will be consistent with Company's Web site look and feel and each Affiliate's private label Web site look and feel. These interfaces will be based on Ad-Star's required information and will use the Ad-StarNet Web site and Ad-Star private label templates, as guides for the fields of information that are needed and the flow of the pages. Collectively the Web pages that include Ad-Star ad taking services which make up the Affiliates' versions and the Company's own version of Ad-Star's marketplace for buying and selling classified advertising are hereto and previously called the "Co-branded pages". Company and Ad-Star will mutually agree on the final implemented look and feel along with the fields of data and functionalities that are required on the Co-branded pages not already incorporated by this reference to Attachment D. The Co-branded pages will accommodate online ad placement into each and every participating Company Affiliate.

Company Shall:

a) use reasonable commercial efforts to promote the Ad-Star ad taking service to its Affiliates through e-mails, updates and other communications to its Affiliates. Company will use its customer service workers or other qualified representatives to enlist its Affiliates in the Ad-Star ad taking services. Company will include the Ad-Star ad taking services into its basic service, on a per Affiliate opt-out basis, for all new Company Affiliates and as part of its planned Affiliate interface upgrade for Q4'98. This means that Ad-Star's ad taking service will be the only such service initially offered to Company Affiliates as part of their basic service and Affiliate must choose not to use service, i.e. "opt-out", in order to exclude such service from their contract, at which time Company may offer the Affiliate any other ad taking services not expressly precluded by this Agreement.

b) require participating Affiliates to approve and sign compliance statement, to be mutually agreed upon by Ad-Star and the Company, obligating Affiliates to publish the ads delivered to them through the Ad-Star ad taking service in accordance with what the advertiser has paid for, e.g. appropriate placement and frequency.

c) prominently promote the Co-branded pages to the users of its Web site with permanent link buttons throughout its Web site, entitled "Place an ad" or something else to the same effect. These permanent buttons will link to the Co-branded pages. In addition, Company will use reasonable commercial efforts to promote its Co-branded page, which will include Ad-StarNet and any other vendors who provide similar services to the Company or its Affiliates, with available resources. In no case will another vendor, which provides similar service, be more prominently displayed than Ad-Star.

d) include all participating Company Affiliates for ad placement from within the Ad-Star enabled Co-branded pages. Furthermore, at Company's sole discretion, Company will also include the ability to place ads into all other Ad-Star Client publications, provided by Ad-Star, from the Co-branded pages. This will enable ad placement into other publications in addition to the Company participating Affiliate publications.

e) NOT develop any type of online classified ad taking capability which is in any way similar to Ad- Star's ad taking services for buying and selling advertising. In the event that Company and/or its Affiliates require any specific ad taking capabilities not provided by Ad-Star, Ad-Star shall have the first right to provide such capabilities before Company can seek such capabilities elsewhere, including, but not limited to capabilities designed and implemented by Company.

f) Collect all information necessary for setting up Ad-Star's ad taking service from each participating Affiliate. Ad-Star shall provide Company with a list and/or form which identifies all necessary information.



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
Ad-Star Shall:

a) provide Company and its Affiliates with the ability to take ads through Ad-Star's ad taking services into the Affiliates print and online environments from Affiliates own site, from Company's site and from Ad-Star's central site and other Ad-Star enabled sites. These ads will be pre-paid and conform to the reasonable pricing instructions from the publication, such as different rates per line, category, word or character. Ad-Star will deliver via e-mail in a mutually agreed format the advertising coming through the Ad-Star ad taking services to the appropriate Company Affiliate for publication. Advertising may alternatively be delivered to Company Affiliate via fax for an additional cost to cover telecommunications charges. If this option is elected, all telecommunications charges will be deducted from advertising revenues paid to Affiliate in the same fashion as other applicable fees as detailed in
     Section 5) of the Agreement to which this Attachment A is attached.

b) assist in the marketing the Ad-Star ad taking service to Company Affiliates, at it own discretion, including making presentations to the Company sales force.

c) support and maintain the Company ad taking functionality including hosting of the Co-branded pages. Ad-Star will upgrade the Ad-Star ad taking service on the Co-branded pages at no charge when the upgrade enhances already existing capabilities of the Ad-Star ad taking service. Other reasonable updating, such as once a year, of pricing tables for Company Affiliates' publications will be done free of charge on an annual basis for each Company Affiliate that generates over 1,200 paid ads for the previous 12 months to the update. Otherwise there will be a fee for updating pricing tables of $200 per update. Ad-Star will provide reasonable telephone support for Company and its Affiliates with regard to the ad taking functionality at 310-577-8255 during normal business hours, Pacific Standard Time. In addition, Ad-Star will provide e-mail support exclusively for advertisers using the Company version of the Ad-Star ad taking services.

d) in the event that it ceases to do business in the ordinary course, grant Company a contingent license to use the Source Code in a manner limited to maintaining the Co-branded pages such that Company can support only Company's Existing Affiliates. "Existing Affiliates" is defined as those Affiliates whom Ad-Star has included in the Ad-Star ad taking service at the time of the granting of the contingent license.

e) provide Company with a percentage of every "Ad-Star transaction fee" ("Ad-Star transaction fee" is a per ad fee charged, excluding merchant processing fees, reserves for payment chargebacks and fax telecommunication charges) charged to Company Affiliates and Ad-Star Clients for ad placement, based on the channel through which the ad was originated and the Publication Status (i.e. Publication Status is determined by whether or not the Company Affiliate is a Pre-existing Ad-Star Client or if the Publications is not a Company Affiliate (Ad-Star Client solely). A list of Company Affiliates as of the Effective Date is included as Attachment B. A list of Ad-Star Clients as of the Effective Date is included as Attachment C.). If Company adds a new Affiliate the Publication Status will be Company Affiliate First unless the Publications already has an Agreement with Ad-Star at the time of becoming a Company Affiliate. Note that if a Company Affiliate does not host their classified Web site with Company, Company must get Affiliate to place prominent links to the Co-branded pages or their private label version of the Ad-Star ad taking services from their classified Web site and to agree to the terms of this Agreement, in order for that Affiliate to be included as a Company Affiliate for the purposes of determining Publication Status and transaction fees due Company. The percentage of the transaction fee due to Company is indicated in the following table:

                        CHANNEL BY WHICH AD IS ORIGINATED

        PUBLICATION STATUS           COMPANY WEB SITES          PUBLICATION'S WEB SITE     AD-STARNET
        ------------------           -----------------          ----------------------     ----------
        Company Affiliate First      50%                        50%                        33%
        (i.e. not a pre-existing
        Ad-Star Client)

        Pre-existing Ad-Star Client  33%                        0%                         0%

        Ad-Star Client solely        33%                        0%                         0%
        (i.e. not a Company
        Affiliate)



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
     Note that whenever a user comes through Company's Web site and places an ad in a non-Company Affiliate publication, Company will receive 33% of the transaction fee paid as a distribution fee. Ad-Star will pay Company and its Affiliates their appropriate advertising revenues or fees in accordance with the terms of Section 5 above of the Agreement to which this Attachment A is attached.

f) shall determine the initial Ad-Star transaction fee that is best borne by the marketplace, which at the time of this Agreement is expected to be three dollars ($3.00). Ad-Star shall also determine changes in transaction fees and communicate to the Company such changes, with sixty (60) days advance notice. Absent mutual consent of Ad-Star and Company, subsequent changes to transaction fee will only be on a calendar year basis. The transaction fee for each ad will be netted against the pre-payment of the ad collected by Ad-Star as detailed in Section 5 of the Agreement to which this Attachment A is attached.

g) reserve the right to refuse to include any new Affiliate, at its sole discretion, on Ad-Star's central site. Ad-Star will include all of Company Affiliates on Company's version of Ad-Star, when such Affiliate complies with the terms of this Agreement.

h) NOT publish for any consumer purposes under its own brand any ads, which were originated through Ad-Star's ad taking Web pages. Furthermore, Ad-Star shall not redistribute ads for any consumer purposes, other than as directed by ad originator or Ad-Star Client.

i) Ad-Star will not engage in the publication, distribution or redistribution of any ad content generated from Company Affiliates through Ad-Star Net or its successors which is not for advertiser use. Ad-Star Net will process and transmit Company Affiliates' sold classified ads solely to the party the Company Affiliate selects.

j) provide the Company access to monthly insertion statistics regarding all of its participating Company Affiliate First Publications and all Affiliates who are also Pre-existing Ad-Star Clients, when those Pre-existing Ad-Star Clients provide their consent to release this data to Company.

k) on a monthly basis provide the Company, in a mutually agreed upon format and transmission method, billing information (excluding credit card information) of advertisers placing advertisements with Company Affiliates through the Ad-Star ad taking service, subject to the prior consent by respective Affiliate. If this involves substantial programming for Ad-Star there may be a reasonable set up charge.

l) Agree that Company and its Affiliates reserve full ownership respectively of all Co-branded pages, except those logos, marks and code and design elements provided by Ad-Star. Inclusion of banner advertising on Co-branded pages requires the approval of all parties involved, namely Ad-Star, Company and Affiliate. Revenue from all banner advertising opportunities will be split evenly between Ad-Star and Company after a mutually agreed share for the Affiliate and a twenty percent (20%) commission for the selling party of the banner ads. Furthermore, unless mutually agreed by both parties earlier, there will be no banner advertising on Co-branded pages for a period of six (6) months from the Effective Date. Company and its Affiliates, when they are Company Affiliate First Publications, reserve the right at their sole discretion to provide all other e-commerce opportunities from the Co-branded pages during phase 2 when such pages are hosted by Company, as defined in Attachment D. Prior to phase 2, all e-commerce opportunities included on the Co-branded pages will be determined by Ad-Star. Revenue from these e-commerce opportunities, prior to phase 2, will be split evenly between Ad-Star and Company after a mutually agreed share for the Affiliate. Only when Company hosts Co-branded pages will the inclusion of all such e-commerce opportunities from the Co-branded pages be determined by Company. At which time when Ad-Star provides such e-commerce opportunities, they shall be by mutual consent as between Ad-Star and Company and apportioned subject to mutual agreement.

m) Will provide Company Affiliate with either the customer service support for crediting back classified advertisement purchases made through Co-branded pages as required by Affiliate or provide Affiliate with the online capability to apply such credits themselves. In both cases Affiliate will be liable for all


                                        8                           Confidential
     credit card processing charges for such credits. These fees will be deducted from advertising fees due to Affiliate in a similar fashion to other applicable fees as described in Section 5 of the Agreement to which this Attachment A is attached.



                                        9                           Confidential